Exhibit 10.17

September 27, 2018

Tianyue Yu

1512 Condor Way

Sunnyvale, CA 94087

Dear Tianyue,

Quanergy Systems, Inc. (the “Company”) is pleased to offer you the following severance and retention terms as part of your continued employment with the Company pursuant to the Offer Letter, dated January 9, 2013, between you and the Company.

If the Company terminates your employment without Cause (as defined in the Company’s 2013 Stock Incentive Plan (the “Plan”)), and other than as a result of your death or disability, or you resign for Good Reason (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

•

The Company will pay you an amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions, paid over such twelve (12) month period, as described further below;

•

If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (a) the close of the twelve (12) month period following the termination of your employment, (b) the expiration of your eligibility for the continuation coverage under COBRA, or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and

•

The Company will accelerate the vesting of your options to purchase shares of the Company’s Common Stock (the “Shares”) as of the date of your termination such that you will be deemed vested in those shares that would have vested in the twelve (12) month period following your termination, had you remained employed.

In the event such termination without Cause or resignation for Good Reason occurs within the twelve (12) month period following the closing of a Change in Control (as defined in the Plan), then in lieu of the Severance Benefits, you will be eligible for the following severance benefits (the “CIC Severance Benefits”):

Quanergy Systems, Inc. 482 Mercury Drive Sunnyvale, CA 94085 USA	P+1.408.245.9500 F+1.408.245.9503 www.quanergy.com

•

The Company will pay you an amount equal to eighteen (18) months of your then current base salary, less all applicable withholdings and deductions, paid over such eighteen (18) month period, as described further below;

•

If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (a) the close of the eighteen (18) month period following the termination of your employment, (b) the expiration of your eligibility for the continuation coverage under COBRA, or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and

•	The Company will accelerate the vesting of the Shares as of the date of your termination such that you will be deemed vested in 100% of the Shares.

Both the Severance Benefits and the CIC Severance Benefits are conditional upon (a) you continuing to comply with your obligations under your Employee Confidential Information and Inventions Assignment Agreement; (b) you delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within sixty (60) days following your termination date; and (c) if you are a member of the Board of Directors of the Company (the “Board”), your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board). The base salary component of the Severance Benefits (or CIC Severance Benefits, if applicable) will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum those amounts that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of such payments being paid as originally scheduled.

For purposes of this agreement, you will have “Good Reason” for your resignation if any of the following actions are taken by the Company without your prior written consent: (a) a material diminution in your duties, authority, or responsibilities; (b) a material reduction in your annual base salary; (c) a relocation of your principal place of employment such that your commute increases by thirty-five (35) miles; or (d) a material breach by the Company of any obligation to you under any written agreement; provided that Good Reason shall not exist unless you first give written notice to the Company of the alleged basis for Good Reason within thirty (30) days after its occurrence, the Company fails to cure the same within thirty (30) days after such written notice, and you resign within thirty (30) days after the conclusion of such cure period.

It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section

Quanergy Systems, Inc. 482 Mercury Drive Sunnyvale, CA 94085 USA	P+1.408.245.9500 F+1.408.245.9503 www.quanergy.com

409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

This document represents the entire agreement between the parties as to severance and retention payments, and, without limiting the foregoing, supersedes any severance or retention provisions (other than equity vesting provisions) contained in any offer letter and/or amendment thereof between you and the Company and its affiliates, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Sincerely,

/s/ Louay Eldada
Dr. Louay Eldada
CEO, Co-Founder

ACCEPTED & AGREED:

/s/ Tianyue Yu
Tianyue Yu

Quanergy Systems, Inc. 482 Mercury Drive Sunnyvale, CA 94085 USA	P+1.408.245.9500 F+1.408.245.9503 www.quanergy.com